UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2018 (December 28, 2018)

Vanguard Natural Resources, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33756	80-0411494
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5847 San Felipe, Suite 3000
Houston, Texas 77057
(Address of principal executive offices) (Zip Code)

 Registrant’s telephone number, including area code (832) 327-2255
 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
 Emerging growth company ☐
 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On December 28, 2018, Vanguard Natural Resources, Inc. (the “Company”) borrowed approximately $17.1 million under its Fourth Amended and Restated Credit Agreement, dated as of August 1, 2017, among the Company, Vanguard Natural Gas, LLC, Citibank N.A., as Administrative Agent and the lenders party thereto (the “Credit Agreement”), which represented the remaining undrawn amount that was available under the Credit Agreement.  These funds are intended to be used for general corporate purposes.

As of December 31, 2018, following the completion of this borrowing, the aggregate principal amount of borrowings under the Credit Agreement were approximately $682.3 million, including approximately $0.2 million of letters of credit, and the Company’s cash balance was approximately $31.0 million.  Borrowings under the Credit Agreement bear interest at (i) the alternative base rate plus an applicable margin of 1.75% to 2.75%, based on the Company’s borrowing base utilization or (ii) the adjusted 30-day LIBOR plus an applicable margin of 2.75% to 3.75%, based on the Company’s borrowing base utilization.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANGUARD NATURAL RESOURCES, INC.

Dated: December 31, 2018	By:	/s/ Ryan Midgett
		Name:	Ryan Midgett
		Title:	Chief Financial Officer